F I R S T   B U S E Y   C O R P O R A T I O N
A N N O U N C E S
2 0 2 5
F O U R T H
Q U A R T E R
E A R N I N G S
Q 4  |  2 0 2 5

www.busey.com
INVESTOR CONTACT: Christopher H.M. Chan, Chief Financial Officer | 913-647-9825
LEAWOOD, KS, January 27, 2026 (GLOBE NEWSWIRE) – First Busey Corporation (Nasdaq: BUSE) Announces 2025 Fourth Quarter Earnings.

Net Income	Diluted EPS	Net Interest Margin[1]	ROAA[1]	ROATCE[1]
$60.8 million $65.2 million (adj)[2]	$0.63 $0.68 (adj)[2]	3.71% 3.59% (adj)[2]	1.32% 1.41% (adj)[2]	12.59% 13.58% (adj)[2]

MESSAGE FROM OUR CHAIRMAN, PRESIDENT, & CEO	CONTENTS
Our results this quarter represent a meaningful culmination to a year of strong performance and the completed merger and integration of CrossFirst. Profitability in the fourth quarter showed vast improvement from last year with adjusted return on average assets[2] improving 39 basis points to 1.41% and net interest margin[2] expanding 76 basis points to 3.71%, driven by continued strong deposit cost control. Wealth management fee income had a record quarter as assets under care were up 4.7% quarter-over-quarter to $15.66 billion driven by strong investment performance and positive net flows from new and legacy markets. Capital remained strong, and Common Equity Tier 1 Capital to Risk Weighted Assets[3] grew to 12.44%, a 11 basis point increase from the prior quarter. Tangible common equity to tangible assets[2] grew to 10.06% with tangible book value per common share[2] increasing 13.1% over the prior year end, even as we repurchased $29.8 million of stock in the fourth quarter and $69.9 million for the full year. Loan balances were stable quarter-over-quarter and deposits were down $164.2 million due to the intentional runoff of $180.0 million as Busey continued its strategic, targeted reduction of brokered and high-cost, non-relationship funding. As we look forward to 2026, Busey is well positioned to navigate diverse macroeconomic scenarios given its robust capital and liquidity position and disciplined credit and risk management culture.
Van A. Dukeman
Chairman, President, and CEO of First Busey Corporation and Chairman and CEO of Busey Bank
	Organizational Update	2
	Financial Results	2
	Balance Sheet Strength	9
	Corporate Profile	13
	Non-GAAP Financial Information	15
	Forward-Looking Statements	21
	End Notes	22

ORGANIZATIONAL UPDATE
The First Busey Corporation Board of Directors announced today that Michael J. Maddox has separated from the company, effective immediately. Current Chairman and CEO of First Busey Corporation, Van A. Dukeman, has agreed to serve the company for at least two more years and assume the roles of President of First Busey Corporation and CEO of Busey Bank. Further, the Board appointed T. Anthony (Tony) Hammond, Busey Bank’s current President of Regional Banking, to serve as President of Busey Bank. Please see 8-K dated January 27, 2026, for additional information.
FINANCIAL RESULTS
Fourth quarter 2025 net income for First Busey Corporation, together with its consolidated subsidiaries (“Busey,” the “Company,” “we,” “us,”, or “our”) was $60.8 million, or $0.63 per diluted common share, compared to $57.1 million, or $0.58 per diluted common share, for the third quarter of 2025, and $28.1 million, or $0.49 per diluted common share, for the fourth quarter of 2024. Annualized return on average assets2 and annualized return on average tangible common equity2 were 1.32% and 12.59%, respectively, for the fourth quarter of 2025. Total noninterest expense and adjusted noninterest expense were impacted by a $3.8 million operating loss tied to one relationship.
Taking into account our fourth quarter results, full year 2025 net income was $135.3 million, or $1.47 per diluted common share. Return on average assets and return on average tangible common equity2 were 0.76% and 7.48%, respectively.
First Busey Corporation (BUSE) | 2025 Q4 — 2

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended			Years Ended
(dollars in thousands, except per share amounts)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Total interest income	$235,094	$244,505	$131,316	$893,860	$523,681
Total interest expense	77,536	89,368	49,738	324,251	201,070
Net interest income	157,558	155,137	81,578	569,609	322,611
Provision for credit losses(i)	2,435	(985)	818	52,743	7,495
Net interest income after provision for credit losses(i)	155,123	156,122	80,760	516,866	315,116
Total noninterest income	42,691	41,198	35,221	149,975	139,682
Total noninterest expense(i)	120,320	120,018	78,622	480,201	301,494
Income before income taxes	77,494	77,302	37,359	186,640	153,304
Income taxes	16,744	20,204	9,254	51,378	39,613
Net income	60,750	57,098	28,105	135,262	113,691
Dividends on preferred stock	4,590	5,131	—	9,876	—
Net income available to common stockholders	$56,160	$51,967	$28,105	$125,386	$113,691

Basic earnings per common share	$0.63	$0.58	$0.49	$1.49	$2.01
Diluted earnings per common share	$0.63	$0.58	$0.49	$1.47	$1.98
Effective income tax rate	21.61%	26.14%	24.77%	27.53%	25.84%
___________________________________________
(i)Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments so that it is now included within the provision for credit losses; therefore, it is no longer included within total noninterest expense.
Dividends on preferred stock decreased in the fourth quarter of 2025 compared to the third quarter of 2025. Based on the Certificate of Designation, dividends on the Series B Preferred Stock are calculated on the basis of a 360-day year of twelve 30-day months. The first dividend on the Series B Preferred Stock was calculated from the issuance date of May 20, 2025; therefore, it included additional days that resulted in additional dividends of $0.5 million in the third quarter of 2025.
Busey views certain non-operating items, including acquisition-related expenses, restructuring charges, and nonrecurring strategic events, as adjustments to net income reported under U.S. generally accepted accounting principles ("GAAP"). We also adjust for net securities gains and losses to align with industry and research analyst reporting. The objective of our presentation of adjusted earnings and adjusted earnings metrics is to allow investors and analysts to more clearly identify quarterly trends in core earnings performance. Pre-tax non-GAAP adjustments were as follows:
First Busey Corporation (BUSE) | 2025 Q4 — 3

	Three Months Ended			Years Ended
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Pre-tax non-GAAP adjusting items
Realized net (gains) losses on the sale of mortgage servicing rights	$—	$—	$—	$—	$(7,724)
Net securities (gains) losses	667	288	196	10,726	6,102
Other noninterest income	—	44	—	44	—
Provision for credit losses	—	—	—	49,602	—
Salaries, wages, and employee benefits	4,027	5,610	247	37,072	1,580
Data processing	294	424	14	6,984	548
Net occupancy expense of premises	4	9	41	13	46
Furniture and equipment expenses	—	66	—	67	88
Professional fees	131	358	2,983	8,100	4,891
Other noninterest expense	360	740	300	2,413	987
Total pre-tax non-GAAP adjustments	$5,483	$7,539	$3,781	$115,021	$6,518
For more information and a reconciliation of non-GAAP measures—which are identified with the End Note labeled as 2—in tabular form, see "Non-GAAP Financial Information" beginning on page 15.
Adjusted net income available to common stockholders,2 which excludes the impact of non-GAAP adjustments, was $60.6 million, or $0.68 per diluted common share, for the fourth quarter of 2025, compared to $57.4 million, or $0.64 per diluted common share, for the third quarter of 2025 and $30.9 million, or $0.53 per diluted common share, for the fourth quarter of 2024. Annualized adjusted return on average assets2 and annualized adjusted return on average tangible common equity2 were 1.41% and 13.58%, respectively, for the fourth quarter of 2025.
Full-year 2025 adjusted net income available to common stockholders2 was $215.1 million, or $2.53 per diluted common share. Adjusted return on average assets2 and adjusted return on average tangible common equity2 were 1.27% and 12.83%, respectively.
Pre-Provision Net Revenue2
Pre-provision net revenue2 was $80.6 million for the fourth quarter of 2025, compared to $76.6 million for the third quarter of 2025 and $38.4 million for the fourth quarter of 2024. Pre-provision net revenue to average assets2 was 1.75% for the fourth quarter of 2025, compared to 1.63% for the third quarter of 2025, and 1.26% for the fourth quarter of 2024.
Adjusted pre-provision net revenue2 was $85.4 million for the fourth quarter of 2025, compared to $83.9 million for the third quarter of 2025 and $42.0 million for the fourth quarter of 2024. Adjusted pre-provision net revenue to average assets2 was 1.85% for the fourth quarter of 2025, compared to 1.78% for the third quarter of 2025 and 1.38% for the fourth quarter of 2024.
Taking into account our fourth quarter results, full year 2025 pre-provision net revenue2 was $250.1 million and adjusted pre-provision net revenue2 was $304.8 million. Pre-provision net revenue to average assets2 and adjusted pre-provision net revenue to average assets2 were 1.41% and 1.72%, respectively.
First Busey Corporation (BUSE) | 2025 Q4 — 4

Net Interest Income and Net Interest Margin2
Busey’s average balances, annualized yield rates, and net interest margins are presented in the tables below:

	Three Months Ended
	December 31, 2025			September 30, 2025
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(vi)	Average Balance	Income/ Expense	Yield/ Rate(vi)
Assets
Interest-bearing bank deposits and federal funds sold	$417,451	$4,101	3.90%	$489,730	$5,487	4.45%
Investment securities(i)(ii)	2,872,518	22,527	3.11%	2,963,467	24,228	3.24%
Restricted bank stock	77,006	783	4.03%	77,041	871	4.49%
Loans held for sale	8,705	128	5.83%	9,895	155	6.21%
Portfolio loans(i)(iii)	13,565,320	208,415	6.10%	13,732,229	214,552	6.20%
Total interest-earning assets(i)	16,941,000	$235,954	5.53%	17,272,362	$245,293	5.63%
Noninterest-earning assets	1,368,250			1,390,087
Total assets	$18,309,250			$18,662,449

Liabilities and stockholders’ equity
Interest-bearing transaction deposits	$3,207,478	$13,809	1.71%	$3,256,326	$16,208	1.97%
Savings and money market deposits	5,906,577	36,565	2.46%	6,199,404	44,361	2.84%
Time deposits	2,401,447	22,545	3.72%	2,545,749	24,042	3.75%
Federal funds purchased and repurchase agreements	162,391	970	2.37%	150,260	976	2.58%
Borrowings(iv)	278,050	3,647	5.20%	266,643	3,781	5.63%
Total interest-bearing liabilities	11,955,943	$77,536	2.57%	12,418,382	$89,368	2.86%
Noninterest-bearing deposits	3,636,001			3,578,164
Other liabilities	248,499			239,995
Stockholders’ equity	2,468,807			2,425,908
Total liabilities and stockholders’ equity	$18,309,250			$18,662,449

Net interest margin(i)(v)		$158,418	3.71%		$155,925	3.58%
___________________________________________
(i)On a tax-equivalent basis and assuming a federal income tax rate of 21.0%.
(ii)Investment securities include debt securities available for sale, debt securities held to maturity, and equity securities.
(iii)Non-accrual loans have been included in average portfolio loans.
(iv)Includes, as applicable, short-term borrowings, long-term borrowings, subordinated notes, and junior subordinated debt owed to unconsolidated trusts.
(v)For a reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures, see “Non-GAAP Financial Information.”
(vi)Annualized.
First Busey Corporation (BUSE) | 2025 Q4 — 5

	Years Ended December 31,
	2025			2024
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Interest-bearing bank deposits and federal funds sold	$575,781	$24,633	4.28%	$445,881	$22,441	5.03%
Investment securities(i)(ii)	2,925,777	91,333	3.12%	2,726,488	74,282	2.72%
Restricted bank stock	65,988	2,956	4.48%	14,414	848	5.88%
Loans held for sale	7,257	440	6.06%	8,012	503	6.28%
Portfolio loans(i)(iii)	12,756,937	777,474	6.09%	7,804,629	427,300	5.47%
Total interest-earning assets(i)	16,331,740	$896,836	5.49%	10,999,424	$525,374	4.78%
Noninterest-earning assets	1,398,147			1,052,447
Total assets	$17,729,887			$12,051,871

Liabilities and stockholders’ equity
Interest-bearing transaction deposits	$3,076,961	$56,233	1.83%	$2,469,664	$42,925	1.74%
Savings and money market deposits	5,738,073	154,300	2.69%	3,246,507	74,536	2.30%
Time deposits	2,471,023	92,456	3.74%	1,584,953	61,002	3.85%
Federal funds purchased and repurchase agreements	149,916	3,708	2.47%	147,786	4,308	2.92%
Borrowings(iv)	319,041	17,554	5.50%	314,174	18,299	5.82%
Total interest-bearing liabilities	11,755,014	$324,251	2.76%	7,763,084	$201,070	2.59%
Noninterest-bearing deposits	3,450,226			2,738,892
Other liabilities	244,188			207,471
Stockholders’ equity	2,280,459			1,342,424
Total liabilities and stockholders’ equity	$17,729,887			$12,051,871

Net interest margin(i)(v)		$572,585	3.51%		$324,304	2.95%
___________________________________________
(i)On a tax-equivalent basis and assuming a federal income tax rate of 21.0%.
(ii)Investment securities include debt securities available for sale, debt securities held to maturity, and equity securities.
(iii)Non-accrual loans have been included in average portfolio loans.
(iv)Includes, as applicable, short-term borrowings, long-term borrowings, subordinated notes, and junior subordinated debt owed to unconsolidated trusts.
(v)For a reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures, see “Non-GAAP Financial Information.”
Net interest income increased by $2.4 million in the fourth quarter of 2025, compared to the third quarter of 2025, primarily due to applying measured rate cutting initiatives to optimize funding costs. Deposit funding cost reduction during the quarter of 24 basis points represents a 53% beta relative to the quarterly move in the fed funds target average rate.
Based on our most recent Asset Liability Management Committee model, a -100 basis point parallel rate shock is expected to decrease net interest income by 1.8% (relative to a current base rate scenario) over the subsequent twelve-month period. Busey continues to evaluate and execute off-balance sheet hedging and balance sheet strategies as well as embedding rate protection in our asset originations to provide stabilization to net interest income in lower rate environments. Stability in core deposit balances as well as retail time deposit and savings specials have continued to provide sufficient funding flows to allow intentional runoff of brokered and high-cost, non-relationship funding with no incremental short-term borrowing at quarter-end. Continued targeted reduction of $180.0 million deposits bearing a weighted average cost of 4.16% included $55.0 million of brokered deposits. At December 31, 2025, Busey Bank had $70.1 million of remaining brokered funding, comprising 0.5% of total deposits. Total deposit cost of funds decreased from 2.15% during the third quarter of 2025 to 1.91% during the fourth quarter of 2025. At December 31, 2025, our spot rate on total deposits costs was 1.80%, compared to 2.01% at September 30, 2025.
First Busey Corporation (BUSE) | 2025 Q4 — 6

Noninterest Income

	Three Months Ended			Years Ended
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
NONINTEREST INCOME
Wealth management fees	$18,101	$17,184	$16,786	$69,426	$63,630
Payment technology solutions	4,879	5,092	5,094	20,000	21,983
Treasury management services	4,726	4,598	2,130	17,322	8,377
Card services and ATM fees	4,660	4,799	3,477	18,048	13,424
Other service charges on deposit accounts	1,618	1,617	2,381	6,281	9,440
Mortgage revenue	803	657	496	2,565	2,075
Income on bank owned life insurance	1,783	1,623	1,080	6,597	5,130
Realized net gains (losses) on the sale of mortgage servicing rights	—	—	—	—	7,724
Net securities gains (losses)	(667)	(288)	(196)	(10,726)	(6,102)
Other noninterest income	6,788	5,916	3,973	20,462	14,001
Total noninterest income	$42,691	$41,198	$35,221	$149,975	$139,682
Total noninterest income increased by 3.6% compared to the third quarter of 2025 primarily due to increases in wealth management fees and other noninterest income. Compared to the fourth quarter of 2024, total noninterest income increased by 21.2% as we benefit from the CrossFirst Bankshares, Inc. (“CrossFirst”) acquisition and extend services into new markets. For the full year 2025, total noninterest income increased by 7.4%.
Busey continues to benefit from its diverse set of product offerings. Wealth management fees, wealth management referral fees included in other noninterest income, payment technology solutions, treasury management services, and corporate credit card interchange income contributed 66.9% of noninterest income excluding net securities gains and losses2 for the fourth quarter of 2025 and 69.3% for the full year.
Noteworthy changes in noninterest income during the quarter include:
•Wealth management fees increased by $0.9 million, or 5.3%, compared to the third quarter of 2025 primarily due to increases in trust fees and farm management fees. Busey’s Wealth Management division ended the fourth quarter of 2025 with $15.66 billion in assets under care, compared to $14.96 billion at the end of the third quarter of 2025 and $13.83 billion at the end of the fourth quarter of 2024. Our portfolio management team continues to focus on long-term returns and managing risk in the face of volatile markets and has outperformed its blended benchmark4 over the last three and five years.
•Other noninterest income increased by $0.9 million, or 14.7%, compared to the third quarter of 2025, primarily due to increased swap origination fee and loan fee income, partially offset by fluctuations in gains on private equity investments.
First Busey Corporation (BUSE) | 2025 Q4 — 7

Operating Efficiency

	Three Months Ended			Years Ended
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
NONINTEREST EXPENSE
Salaries, wages, and employee benefits	$68,995	$74,145	$45,458	$289,063	$175,619
Data processing	9,871	9,714	6,564	43,181	27,124
Net occupancy expense of premises	7,877	7,982	4,794	29,490	18,737
Furniture and equipment expenses	2,200	2,143	1,650	8,496	6,805
Professional fees	3,491	2,931	4,938	18,807	12,804
Amortization of intangible assets	4,432	4,507	2,471	16,614	10,057
Interchange expense	1,218	1,336	1,305	5,194	6,001
FDIC insurance	2,655	3,151	1,330	10,397	5,603
Other noninterest expense(i)	19,581	14,109	10,112	58,959	38,744
Total noninterest expense(i)	$120,320	$120,018	$78,622	$480,201	$301,494
___________________________________________
(i)Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments so that it is now included within the provision for credit losses; therefore, it is no longer included within other noninterest expense or total noninterest expense.
Total noninterest expense increased by 0.3% compared to the third quarter of 2025, primarily due to increases in other noninterest expense. Compared to the fourth quarter of 2024 total noninterest expense increased by 53.0%, with the increases primarily attributable to nonrecurring acquisition expenses related to the CrossFirst acquisition and increased expense associated with the combined organization and branch network. Annual pre-tax expense synergy estimates resulting from the CrossFirst acquisition remain on track at $25.0 million with 100% realization of identified synergies in 2026.
Adjusted noninterest expense,2 which excludes acquisition and restructuring expenses and amortization of intangible assets, was as follows:

	Three Months Ended			Years Ended
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
NONINTEREST EXPENSE WITH NON-GAAP ADJUSTMENTS
Salaries, wages, and employee benefits	$64,968	$68,535	$45,211	$251,991	$174,039
Data processing	9,577	9,290	6,550	36,197	26,576
Net occupancy expense of premises	7,873	7,973	4,753	29,477	18,691
Furniture and equipment expenses	2,200	2,077	1,650	8,429	6,717
Professional fees	3,360	2,573	1,955	10,707	7,913
Interchange expense	1,218	1,336	1,305	5,194	6,001
FDIC insurance	2,655	3,151	1,330	10,397	5,603
Other noninterest expense	19,221	13,369	9,812	56,546	37,757
Adjusted noninterest expense (Non-GAAP)	$111,072	$108,304	$72,566	$408,938	$283,297
Noteworthy changes in noninterest expense during the quarter include:
•Salaries, wages, and employee benefits expenses declined by $5.2 million, or 6.9%, compared to the third quarter of 2025, with acquisition and restructuring expenses declining by $1.6 million. Compared to the fourth quarter of 2024, salaries, wages, and employee benefits expenses increased by $23.5 million, or 51.8%, of which $3.8 million was attributable to increases in acquisition and restructuring expenses. During 2025, Busey added 17 banking centers, largely in connection with the CrossFirst acquisition, resulting in the expansion of Busey’s workforce, including the addition of 405 full-time equivalent associates.
First Busey Corporation (BUSE) | 2025 Q4 — 8

•Other noninterest expense increased by $5.5 million, or 38.8%, compared to the third quarter of 2025, and increased by $9.5 million, or 93.6%, compared to the fourth quarter of 2024. Significant drivers of the increase included a $3.8 million operating loss recognized in the fourth quarter of 2025 tied to one relationship, loan expenses, and marketing and business development costs.
Busey’s efficiency ratio2 was 57.4% for the fourth quarter of 2025, compared to 58.5% for the third quarter of 2025 and 64.8% for the fourth quarter of 2024. The adjusted efficiency2 ratio was 55.0% for the fourth quarter of 2025, compared to 54.8% for the third quarter of 2025, and 61.8% for the fourth quarter of 2024. As our business grows, Busey remains focused on prudently managing our expense base and operating efficiently.
Taxes
Busey's effective tax rate for the fourth quarter of 2025 declined to 21.6% compared to 26.1% for the third quarter. The decrease compared with the prior period resulted primarily from the utilization of purchased federal income tax credits and more favorable state apportionment outcomes. For the full year 2025, Busey’s effective tax rate was 27.5%.
BALANCE SHEET STRENGTH
Busey’s financial strength is built on a long-term conservative operating approach. That focus has endured over time and will continue to guide us in the future.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	As of
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$294,052	$385,474	$697,659
Debt securities available for sale	2,162,548	2,099,259	1,810,221
Debt securities held to maturity	746,385	784,821	826,630
Equity securities	14,916	15,931	15,862
Loans held for sale	5,752	8,943	3,657
Portfolio loans	13,567,799	13,598,266	7,697,087
Allowance for credit losses	(174,023)	(174,181)	(83,404)
Restricted bank stock	77,006	77,006	49,930
Premises and equipment, net	193,444	190,721	118,820
Goodwill and other intangible assets, net	480,729	485,203	365,975
Other assets	736,128	717,185	544,285
Total assets	$18,104,736	$18,188,628	$12,046,722

LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities
Total deposits	$14,905,958	$15,070,162	$9,982,490
Securities sold under agreements to repurchase	166,929	147,152	155,610
Borrowings	290,529	272,971	302,538
Other liabilities	272,338	249,508	222,815
Total liabilities	15,635,754	15,739,793	10,663,453

Stockholders' equity
Retained earnings	336,707	303,077	294,054
Accumulated other comprehensive income (loss)	(124,473)	(136,801)	(207,039)
Other stockholders' equity(i)	2,256,748	2,282,559	1,296,254
Total stockholders' equity	2,468,982	2,448,835	1,383,269
Total liabilities & stockholders' equity	$18,104,736	$18,188,628	$12,046,722
___________________________________________
(i)Net balance of preferred stock ($0.001 par value), common stock ($0.001 par value), additional paid-in capital, and treasury stock.
First Busey Corporation (BUSE) | 2025 Q4 — 9

Portfolio Loans
We remain steadfast in our conservative approach to underwriting and our disciplined approach to pricing. Busey’s loan portfolio was comprised of the following:

	As of
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
PORTFOLIO LOANS
Commercial loans:
Commercial and industrial and other commercial	$4,229,208	$4,395,871	$1,904,515
Commercial real estate	5,550,018	5,424,095	3,269,564
Real estate construction	1,039,289	1,099,524	378,209
Total commercial loans	10,818,515	10,919,490	5,552,288
Retail loans:
Retail real estate	2,154,616	2,196,246	1,696,457
Retail other	594,668	482,530	448,342
Total retail loans	2,749,284	2,678,776	2,144,799
Total portfolio loans	$13,567,799	$13,598,266	$7,697,087
Commercial real estate loans can be further disaggregated between loans for properties that are non-owner occupied and loans for properties that are owned by the occupants. Non-owner occupied commercial real estate is generally reliant on property cash flows generated by third-party tenants, whereas owner occupied commercial real estate is generally dependent on the performance of the borrowers’ businesses.

	As of
(dollars in thousands)	December 31, 2025		September 30, 2025	December 31, 2024
COMMERCIAL REAL ESTATE LOANS
Non-owner occupied commercial real estate	$4,118,361		$4,034,429	$2,360,273
Owner-occupied commercial real estate	1,431,657		1,389,666	909,291
Total commercial real estate loans	$5,550,018	5,550,018	$5,424,095	$3,269,564
First Busey Corporation (BUSE) | 2025 Q4 — 10

Asset Quality
Asset quality continues to be strong. Busey Bank maintains a well-diversified loan portfolio and, as a matter of policy and practice, limits concentration exposure in any particular loan segment.

	As of
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Total assets	$18,104,736	$18,188,628	$12,046,722
Portfolio loans	13,567,799	13,598,266	7,697,087
Loans 30 – 89 days past due	16,475	18,914	8,124
Non-performing loans:
Non-accrual loans	51,198	46,096	22,088
Loans 90+ days past due and still accruing	2,288	1,418	1,149
Non-performing loans	53,486	47,514	23,237
Other non-performing assets	4,626	10,210	63
Non-performing assets	58,112	57,724	23,300
Substandard (excludes 90+ days past due)	116,402	103,329	62,023
Classified assets	$174,514	$161,053	$85,323

Allowance for credit losses	$174,023	$174,181	$83,404

RATIOS
Non-performing loans to portfolio loans	0.39%	0.35%	0.30%
Non-performing assets to total assets	0.32%	0.32%	0.19%
Non-performing assets to portfolio loans and other non-performing assets	0.43%	0.42%	0.30%
Allowance for credit losses to portfolio loans	1.28%	1.28%	1.08%
Coverage ratio of the allowance for credit losses to non-performing loans	3.25 x	3.67 x	3.59 x
Classified assets to Bank Tier 1 capital(i) and reserves	7.51%	7.03%	5.61%
___________________________________________
(i)Capital amounts for the fourth quarter of 2025 are not yet finalized and are subject to change.
Non-performing assets increased by $0.4 million compared to September 30, 2025, and increased by $34.8 million compared to December 31, 2024, with the increase compared to the prior year due primarily to the loans purchased with credit deterioration (“PCD”) assumed in the CrossFirst acquisition. Non-performing assets represented 0.32% of total assets as of both December 31, 2025, and September 30, 2025, a 13 basis point increase from December 31, 2024.
Classified assets increased by $13.5 million compared to September 30, 2025, and increased by $89.2 million compared to December 31, 2024, with the increase compared to the prior year due primarily to the PCD loans assumed in the CrossFirst acquisition.
The allowance for credit losses was $174.0 million as of December 31, 2025, 3.25 times our non-performing loans balance and representing 1.28% of total portfolio loans outstanding.
First Busey Corporation (BUSE) | 2025 Q4 — 11

Busey’s net charge-offs and provision for credit losses were as follows:

	Three Months Ended			Years Ended
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net charge-offs	$5,752	$5,848	$2,850	$55,910	$18,169

Provision for loan losses(i)	$5,594	$(3,305)	$1,273	$45,746	$8,590
Provision for unfunded commitments(ii)	(3,159)	2,320	(455)	6,997	(1,095)
Provision for credit losses(iii)	$2,435	$(985)	$818	$52,743	$7,495
___________________________________________
(i)Amounts reported as provision for loan losses for periods ending prior to June 30, 2025, were previously reported as provision for credit losses. The year ended December 31, 2025, included $42.4 million to establish an initial allowance for loan losses for loans purchased without credit deterioration (“non-PCD” loans) following the close of the CrossFirst acquisition.
(ii)The year ended December 31, 2025, included a total of $7.2 million to establish an initial allowance for unfunded commitments following the close of the CrossFirst acquisition and adoption of a new CECL model.
(iii)Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments so that it is now included within the provision for credit losses.
Net charge-offs decreased by $0.1 million when compared to the third quarter of 2025, and increased by $2.9 million when compared with the fourth quarter of 2024. Net charge-offs during the year ended December 31, 2025, included $36.2 million related to PCD loans assumed in the CrossFirst acquisition.
Provision expense recorded in the fourth quarter of 2025 included $4.5 million for PCD loans, driven by specific allocations/individual reserves.
Deposits
Busey’s deposits were comprised of the following:

	As of
(dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
DEPOSITS
Noninterest-bearing deposits	$3,659,421	$3,554,936	$2,719,907
Interest-bearing transaction deposits	3,119,475	3,171,255	2,423,237
Savings deposits and money market deposits	5,697,172	5,910,183	3,348,711
Time deposits	2,429,890	2,433,788	1,490,635
Total deposits	$14,905,958	$15,070,162	$9,982,490
In the fourth quarter of 2025, Busey continued executing on its strategic targeted reduction of high-cost, non-relationship deposits, resulting in the intentional runoff of $180.0 million of deposits, including $55.0 million of brokered deposits and $125.0 million of corporate deposits, bearing a weighted average cost of 4.16%. Excluding this targeted runoff, deposits grew by $15.8 million during the fourth quarter of 2025 despite seasonal outflows of $242.4 million of public funds, which we expect to recover through seasonal inflows of public funds in the second and third quarters of 2026.
Core deposits2 accounted for 93.7% of total deposits as of December 31, 2025. The quality of our core deposit franchise is a critical value driver of our institution. We estimated that 37% of our deposits were uninsured and uncollateralized5 as of December 31, 2025, and we have ample on- and off-balance sheet liquidity to manage deposit fluctuations and the liquidity needs of our customers.
We have executed various deposit campaigns to attract term funding and savings accounts at a lower rate than our marginal cost of funds. New certificate of deposit production in the fourth quarter of 2025 had a weighted average term of 6.6 months at a rate of 3.64%, which was 27 basis points below our average marginal wholesale equivalent-term funding cost during the quarter.
First Busey Corporation (BUSE) | 2025 Q4 — 12

Liquidity
As of December 31, 2025, Busey’s available sources of on- and off-balance sheet liquidity6 totaled $7.68 billion. Furthermore, Busey’s balance sheet liquidity profile continues to be aided by the cash flows expected from Busey’s relatively short-duration securities portfolio. Those cash flows were approximately $150.0 million in the fourth quarter of 2025. Cash flows from our securities portfolio are expected to be approximately $347.1 million for 2026, with a current book yield of 2.92%.
Capital Strength
The strength of our balance sheet is also reflected in our capital foundation. Our capital ratios remain strong, and as of December 31, 2025, our estimated regulatory capital ratios3 continued to provide a buffer of more than $830 million above levels required in order to refrain from restrictions on dividends, equity repurchases, and discretionary bonus payments. The following table presents Busey’s capital estimates3 and tangible equity position:

	As of
(dollars in thousands, except per share amounts)	December 31, 2025	September 30, 2025	December 31, 2024
Common equity Tier 1 capital to risk weighted assets(i)	12.44%	12.33%	14.10%
Total capital to risk weighted assets(i)	15.93%	15.89%	18.53%
Tangible common equity(ii)	$1,773,056	$1,748,435	$1,017,294
Tangible common equity to tangible assets(ii)	10.06%	9.88%	8.71%
Tangible book value per common share(ii)	$20.23	$19.69	$17.88
___________________________________________
(i)Capital amounts and ratios as of December 31, 2025, are not yet finalized and are subject to change.
(ii)For a reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures, see “Non-GAAP Financial Information.”
Dividends
Busey's strong capital levels, coupled with its earnings, have allowed the Company to provide a steady return to its stockholders through dividends. During the fourth quarter of 2025, Busey paid dividends of $0.25 per share on its outstanding shares of common stock, $20.00 per share on its outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock, which was issued in connection with the CrossFirst acquisition, and $0.515625 per outstanding depositary share, each representing a 1/40th interest in a share of Busey’s 8.25% Fixed-Rate Series B Non-Cumulative Perpetual Preferred Stock.
On January 30, 2026, Busey will pay a cash dividend of $0.26 per common share outstanding to stockholders of record as of January 23, 2026, which represents a 4% increase from the previous quarterly dividend of $0.25 per share. Busey has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.
Share Repurchases
During the fourth quarter of 2025, under its stock repurchase plan, Busey purchased 1,251,100 shares of its common stock at a weighted average price of $23.84 per share for a total of $29.8 million. For the full year 2025, Busey purchased 3,063,100 shares of its common stock at a weighted average price of $22.81 per share for a total of $69.9 million. As of December 31, 2025, Busey had 4,856,175 shares remaining available for repurchase under the plan.
FOURTH QUARTER EARNINGS INVESTOR PRESENTATION
For additional information on Busey’s financial condition and operating results, please refer to our Q4 2025 Earnings Investor Presentation furnished via Form 8‑K on January 27, 2026, in connection with this earnings release.
CORPORATE PROFILE
As of December 31, 2025, First Busey Corporation (Nasdaq: BUSE) was an $18.10 billion financial holding company headquartered in Leawood, Kansas.
First Busey Corporation (BUSE) | 2025 Q4 — 13

Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation headquartered in Champaign, Illinois, had total assets of $18.05 billion as of December 31, 2025. Busey Bank currently has 79 banking centers, with 21 in central Illinois markets, 17 in suburban Chicago markets, 20 in the St. Louis Metropolitan Statistical Area, four in the Dallas-Fort Worth Metropolitan Statistical Area, three in the Kansas City Metropolitan Statistical Area, three in southwest Florida, three in Oklahoma, three in Colorado, two in Arizona, one in Indianapolis, Indiana, one in Wichita, Kansas, and one in Clayton, New Mexico. More information about Busey Bank can be found at busey.com.
Through Busey’s Wealth Management division, the Company provides a full range of asset management, investment, brokerage, fiduciary, philanthropic advisory, tax preparation, and farm management services to individuals, businesses, and foundations. Assets under care totaled $15.66 billion as of December 31, 2025. More information about Busey’s Wealth Management services can be found at busey.com/wealth-management.
Busey Bank’s wholly-owned subsidiary, FirsTech, Inc. (“FirsTech”) specializes in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. FirsTech provides comprehensive and innovative payment technology solutions, including online, mobile, and voice-recognition bill payments; money and data movement; merchant services; direct debit services; lockbox remittance processing for payments made by mail; and walk-in payments at retail agents. Additionally, FirsTech simplifies client workflows through integrations enabling support with billing, reconciliation, bill reminders, and treasury services. More information about FirsTech can be found at firstechpayments.com.
For the fourth consecutive year, Busey was named among Forbes’ 2025’s America’s Best Banks. In 2025, Forbes also recognized Busey as a Best-in-State Bank, based on rankings of customer service, quality of financial advice, fee structures, ease of digital services, accessing help at branch locations and the degree of trust inspired. Busey was also named among the 2025 Best Banks to Work For by American Banker and the 2025 Best Places to Work in Money Management by Pensions and Investments. We are honored to be consistently recognized as an outstanding financial services organization with an engaged culture of integrity and commitment to community development.
First Busey Corporation (BUSE) | 2025 Q4 — 14

NON-GAAP FINANCIAL INFORMATION
This earnings release contains certain financial information determined by methods other than GAAP. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of Busey’s performance and in making business decisions, as well as for comparison to Busey’s peers. Busey believes the adjusted measures are useful for investors and management to understand the effects of certain non-core and non-recurring items and provide additional perspective on Busey’s performance over time.
The following tables present reconciliations between these non-GAAP measures and what management believes to be the most directly comparable GAAP financial measures.
These non-GAAP disclosures have inherent limitations and are not audited. They should not be considered in isolation or as a substitute for operating results reported in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these non-GAAP disclosures are based on estimated statutory rates, estimated federal income tax rates, or effective tax rates, as noted with the tables below.
First Busey Corporation (BUSE) | 2025 Q4 — 15

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Pre-Provision Net Revenue and Related Measures

		Three Months Ended			Years Ended
(dollars in thousands)		December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net interest income (GAAP)		$157,558	$155,137	$81,578	$569,609	$322,611
Total noninterest income (GAAP)		42,691	41,198	35,221	149,975	139,682
Net security (gains) losses (GAAP)		667	288	196	10,726	6,102
Total noninterest expense (GAAP)(i)		(120,320)	(120,018)	(78,622)	(480,201)	(301,494)
Pre-provision net revenue (Non-GAAP)	[a]	80,596	76,605	38,373	250,109	166,901
Acquisition and restructuring (income) expenses, excluding initial provision expenses		4,816	7,251	3,585	54,693	8,140
Realized net (gains) losses on the sale of mortgage service rights		—	—	—	—	(7,724)
Adjusted pre-provision net revenue (Non-GAAP)	[b]	$85,412	$83,856	$41,958	$304,802	$167,317

Average total assets	[c]	$18,309,250	$18,662,449	$12,085,993	$17,729,887	$12,051,871

Pre-provision net revenue to average total assets (Non-GAAP)(ii)	[a÷c]	1.75%	1.63%	1.26%	1.41%	1.38%
Adjusted pre-provision net revenue to average total assets (Non-GAAP)(ii)	[b÷c]	1.85%	1.78%	1.38%	1.72%	1.39%
___________________________________________
(i)Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments so that it is now included within the provision for credit losses; therefore, it is no longer included within total noninterest expense.
(ii)For quarterly periods, measures are annualized.
First Busey Corporation (BUSE) | 2025 Q4 — 16

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Net Income, Average Tangible Common Equity, and Related Ratios

		Three Months Ended			Years Ended
(dollars in thousands, except per share amounts)		December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income (GAAP)	[a]	$60,750	$57,098	$28,105	$135,262	$113,691
Day 2 provision for credit losses(i)		—	—	—	45,572	—
Adjustment of initial provision for unfunded commitments due to adoption of new model(ii)		—	—	—	4,030	—
Other acquisition (income) expenses		4,859	7,251	2,469	54,736	6,901
Restructuring expenses		(43)	—	1,116	(43)	1,239
Realized net (gains) losses on the sale of mortgage servicing rights		—	—	—	—	(7,724)
Net securities (gains) losses		667	288	196	10,726	6,102
Related tax (benefit) expense(iii)		(1,047)	(2,141)	(1,014)	(30,228)	(1,622)
Non-recurring deferred tax adjustment(iv)		—	—	—	4,919	1,446
Adjusted net income (Non-GAAP)(v)	[b]	65,186	62,496	30,872	224,974	120,033
Preferred dividends	[c]	4,590	5,131	—	9,876	—
Adjusted net income available to common stockholders (Non-GAAP)(v)	[d]	$60,596	$57,365	$30,872	$215,098	$120,033

Weighted average number of common shares outstanding, diluted (GAAP)	[e]	89,655,632	90,218,382	57,934,812	85,133,626	57,543,001
Diluted earnings per common share (GAAP)	[(a-c)÷e]	$0.63	$0.58	$0.49	$1.47	$1.98
Adjusted diluted earnings per common share (Non-GAAP)(v)	[d÷e]	$0.68	$0.64	$0.53	$2.53	$2.09

Average total assets	[f]	$18,309,250	$18,662,449	$12,085,993	$17,729,887	$12,051,871
Return on average assets (Non-GAAP)(vi)	[a÷f]	1.32%	1.21%	0.93%	0.76%	0.94%
Adjusted return on average assets (Non-GAAP)(v)(vi)	[b÷f]	1.41%	1.33%	1.02%	1.27%	1.00%

Average common equity		$2,253,609	$2,210,711	$1,396,939	$2,145,484	$1,342,424
Average goodwill and other intangible assets, net		(483,640)	(486,625)	(367,400)	(469,187)	(366,601)
Average tangible common equity (Non-GAAP)	[g]	$1,769,969	$1,724,086	$1,029,539	$1,676,297	$975,823

Return on average tangible common equity (Non-GAAP)(vi)	[(a-c)÷g]	12.59%	11.96%	10.86%	7.48%	11.65%
Adjusted return on average tangible common equity (Non-GAAP)(v)(vi)	[d÷g]	13.58%	13.20%	11.93%	12.83%	12.30%
___________________________________________
(i)The Day 2 provision represents the initial provision for credit losses recorded in connection with the CrossFirst acquisition to establish an allowance on non-PCD loans and unfunded commitments and is reflected within the provision for credit losses line on the Statement of Income.
(ii)In the second quarter of 2025, Busey recorded an adjustment to the initial provision for unfunded commitments for CrossFirst acquisition-date balances based on revised estimates resulting from implementation of a new Current Expected Credit Losses model.
(iii)Tax benefits were calculated for the year-to-date periods using tax rates of 26.28% and 24.88% for the years ended December 31, 2025 and 2024, respectively. Tax benefits for the quarterly periods were calculated as the year-to-date tax amounts less the tax reported for previous quarters during the year.
(iv)A deferred valuation tax adjustment in 2025 was recorded in connection with the CrossFirst acquisition and the expansion of Busey’s footprint into new states. Additionally, 2025 includes a write-off of deferred tax assets related to non-deductible compensation and acquisition-related expenses. A deferred tax valuation adjustment in 2024 resulted from a change to Busey’s Illinois apportionment rate due to recently enacted regulations. Deferred tax adjustments are reflected within the income taxes line on the Statement of Income.
(v)Beginning in 2025, Busey revised its calculation of adjusted net income for all periods presented to include, as applicable, adjustments for net securities gains and losses, realized net gains and losses on the sale of mortgage servicing rights, and one-time deferred tax valuation adjustments. In 2024, these adjusting items were presented as further adjustments to adjusted net income.
(vi)For quarterly periods, measures are annualized.
First Busey Corporation (BUSE) | 2025 Q4 — 17

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Tax-Equivalent Net Interest Income, Adjusted Net Interest Income, Net Interest Margin, and Adjusted Net Interest Margin

		Three Months Ended			Years Ended
(dollars in thousands)		December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net interest income (GAAP)		$157,558	$155,137	$81,578	$569,609	$322,611
Tax-equivalent adjustment(i)		860	788	446	2,976	1,693
Tax-equivalent net interest income (Non-GAAP)	[a]	158,418	155,925	82,024	572,585	324,304
Purchase accounting accretion related to business combinations		(5,200)	(5,854)	(812)	(20,901)	(3,166)
Adjusted net interest income (Non-GAAP)	[b]	$153,218	$150,071	$81,212	$551,684	$321,138

Average interest-earning assets (Non-GAAP)	[c]	$16,941,000	$17,272,362	$11,048,350	$16,331,740	$10,999,424

Net interest margin (Non-GAAP)(ii)	[a÷c]	3.71%	3.58%	2.95%	3.51%	2.95%
Adjusted net interest margin (Non-GAAP)(ii)	[b÷c]	3.59%	3.45%	2.92%	3.38%	2.92%
___________________________________________
(i)Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
(ii)For quarterly periods, measures are annualized.
First Busey Corporation (BUSE) | 2025 Q4 — 18

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Adjusted Noninterest Income, Revenue Measures, Adjusted Noninterest Expense, and Efficiency Ratios

		Three Months Ended			Years Ended
(dollars in thousands)		December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net interest income (GAAP)	[a]	$157,558	$155,137	$81,578	$569,609	$322,611
Tax-equivalent adjustment(i)		860	788	446	2,976	1,693
Tax-equivalent net interest income (Non-GAAP)	[b]	158,418	155,925	82,024	572,585	324,304

Total noninterest income (GAAP)		42,691	41,198	35,221	149,975	139,682
Net security (gains) losses		667	288	196	10,726	6,102
Noninterest income excluding net securities gains and losses (Non-GAAP)	[c]	43,358	41,486	35,417	160,701	145,784
Acquisition and restructuring (gain) loss		—	44	—	44	—
Realized net (gains) losses on the sale of mortgage service rights		—	—	—	—	(7,724)
Adjusted noninterest income (Non-GAAP)	[d]	$43,358	$41,530	$35,417	$160,745	$138,060

Tax-equivalent revenue (Non-GAAP)	[e = b+c]	$201,776	$197,411	$117,441	$733,286	$470,088
Adjusted tax-equivalent revenue (Non-GAAP)	[f = b+d]	201,776	197,455	117,441	733,330	462,364
Operating revenue (Non-GAAP)	[g = a+d]	200,916	196,667	116,995	730,354	460,671

Adjusted noninterest income to operating revenue (Non-GAAP)	[d÷g]	21.58%	21.12%	30.27%	22.01%	29.97%

Total noninterest expense (GAAP)(ii)		$120,320	$120,018	$78,622	$480,201	$301,494
Amortization of intangible assets		(4,432)	(4,507)	(2,471)	(16,614)	(10,057)
Noninterest expense excluding amortization of intangible assets (Non-GAAP)(ii)	[h]	115,888	115,511	76,151	463,587	291,437
Acquisition and restructuring (income) expenses, excluding initial provision expenses		(4,816)	(7,207)	(3,585)	(54,649)	(8,140)
Adjusted noninterest expense (Non-GAAP)(ii)	[i]	$111,072	$108,304	$72,566	$408,938	$283,297

Efficiency ratio (Non-GAAP)(ii)	[h÷e]	57.43%	58.51%	64.84%	63.22%	62.00%
Adjusted efficiency ratio (Non-GAAP)(ii)	[i÷f]	55.05%	54.85%	61.79%	55.76%	61.27%
___________________________________________
(i)Tax-equivalent adjustments were calculated using an estimated federal income tax rate of 21%, applied to non-taxable interest income on investments and loans.
(ii)Beginning in the second quarter of 2025, Busey revised its presentation, for all periods presented, to reclassify the provision for unfunded commitments so that it is now included within the provision for credit losses; therefore, it is no longer included within total noninterest expense. This change affects all measures and ratios derived from total noninterest expense.
First Busey Corporation (BUSE) | 2025 Q4 — 19

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

Tangible Assets, Tangible Common Equity, and Related Measures and Ratio

		As of
(dollars in thousands, except per share amounts)		December 31, 2025	September 30, 2025	December 31, 2024
Total assets (GAAP)		$18,104,736	$18,188,628	$12,046,722
Goodwill and other intangible assets, net		(480,729)	(485,203)	(365,975)
Tangible assets (Non-GAAP)(i)	[a]	$17,624,007	$17,703,425	$11,680,747

Total stockholders' equity (GAAP)		$2,468,982	$2,448,835	$1,383,269
Preferred stock and additional paid in capital on preferred stock		(215,197)	(215,197)	—
Common equity	[b]	2,253,785	2,233,638	1,383,269
Goodwill and other intangible assets, net		(480,729)	(485,203)	(365,975)
Tangible common equity (Non-GAAP)(i)	[c]	$1,773,056	$1,748,435	$1,017,294

Tangible common equity to tangible assets (Non-GAAP)(i)	[c÷a]	10.06%	9.88%	8.71%

Ending number of common shares outstanding (GAAP)	[d]	87,624,430	88,789,043	56,895,981
Book value per common share (Non-GAAP)	[b÷d]	$25.72	$25.16	$24.31
Tangible book value per common share (Non-GAAP)	[c÷d]	$20.23	$19.69	$17.88
___________________________________________
(i)Beginning in 2025, Busey revised its calculation of tangible assets and tangible common equity for all periods presented to exclude any tax adjustment.

Core Deposits and Related Ratio

		As of
(dollars in thousands)		December 31, 2025	September 30, 2025	December 31, 2024
Total deposits (GAAP)	[a]	$14,905,958	$15,070,162	$9,982,490
Brokered deposits, excluding brokered time deposits of $250,000 or more		(70,140)	(125,432)	(13,090)
Time deposits of $250,000 or more		(876,207)	(807,378)	(334,503)
Core deposits (Non-GAAP)	[b]	$13,959,611	$14,137,352	$9,634,897

Core deposits to total deposits (Non-GAAP)	[b÷a]	93.65%	93.81%	96.52%
First Busey Corporation (BUSE) | 2025 Q4 — 20

FORWARD-LOOKING STATEMENTS
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Busey’s financial condition, results of operations, plans, objectives, future performance, and business. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Busey’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “position,” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Busey undertakes no obligation to update any statement in light of new information or future events.
A number of factors, many of which are beyond Busey’s ability to control or predict, could cause actual results to differ materially from those in any forward-looking statements. These factors include, among others, the following: (1) the strength of the local, state, national, and international economies and financial markets (including effects of inflationary pressures, the threat or implementation of tariffs, trade wars, and changes to immigration policy); (2) changes in, and the interpretation and prioritization of, local, state, and federal laws, regulations, and governmental policies (including those concerning Busey's general business); (3) the economic impact of any future terrorist threats or attacks, widespread disease or pandemics, military conflicts, acts of war or threats thereof, or other adverse external events that could cause economic deterioration or instability in credit markets (including Russia’s invasion of Ukraine, the conflicts in the Middle East, and recent military activity in Venezuela); (4) unexpected results of acquisitions, including the acquisition of CrossFirst, which may include the failure to realize the anticipated benefits of the acquisitions and the possibility that the transaction and integration costs may be greater than anticipated; (5) the imposition of tariffs or other governmental policies impacting the value of products produced by Busey's commercial borrowers; (6) new or revised accounting policies and practices as may be adopted by state and federal regulatory banking agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board; (7) changes in interest rates and prepayment rates of Busey’s assets (including the impact of sustained elevated interest rates); (8) increased competition in the financial services sector (including from non-bank competitors such as credit unions, private credit, and fintech companies) and the inability to attract new customers; (9) technological changes implemented by us and other parties, including our third-party vendors, which may have unforeseen consequences to us and our customers, including the development and implementation of tools incorporating artificial intelligence; (10) the loss of key executives or associates, talent shortages, and employee turnover; (11) unexpected outcomes and costs of existing or new litigation, investigations, or other legal proceedings, inquiries, and regulatory actions involving Busey (including with respect to Busey’s Illinois franchise taxes); (12) fluctuations in the value of securities held in Busey’s securities portfolio, including as a result of changes in interest rates; (13) credit risk and risk from concentrations (by type of borrower, geographic area, collateral, and industry), within Busey's loan portfolio and large loans to certain borrowers (including commercial real estate loans); (14) the concentration of large deposits from certain clients who have balances above current Federal Deposit Insurance Corporation insurance limits and may withdraw deposits to diversify their exposure; (15) the level of non-performing assets on Busey’s balance sheets; (16) interruptions involving information technology and communications systems or third-party servicers; (17) breaches or failures of information security controls or cybersecurity-related incidents; (18) the economic impact on Busey and its customers of climate change, natural disasters, and exceptional weather occurrences such as tornadoes, hurricanes, floods, blizzards, and droughts; (19) the ability to successfully manage liquidity risk, which may increase dependence on non-core funding sources such as brokered deposits, and may negatively impact Busey's cost of funds; (20) the ability to maintain an adequate level of allowance for credit losses on loans; (21) the effectiveness of Busey’s risk management framework; and (22) the ability of Busey to manage the risks associated with the foregoing. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
Additional information concerning Busey and its business, including additional factors that could materially affect Busey’s financial results, is included in Busey’s filings with the Securities and Exchange Commission.
First Busey Corporation (BUSE) | 2025 Q4 — 21

END NOTES

1	Annualized measure.
2
Represents a non-GAAP financial measure. For a reconciliation to the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), see "Non-GAAP Financial Information.”

3	Capital amounts and ratios as of December 31, 2025, are not yet finalized and are subject to change.
4	The blended benchmark consists of 60% MSCI All Country World Index and 40% Bloomberg Intermediate US Government/Credit Total Return Index.
5	Estimated uninsured and uncollateralized deposits consist of account balances in excess of the $250,000 Federal Deposit Insurance Corporation insurance limit, less intercompany accounts, fully collateralized accounts (including preferred deposits), and pass-through accounts where clients have deposit insurance at the correspondent financial institution.
6	On- and off-balance sheet liquidity is comprised of cash and cash equivalents, debt securities excluding those pledged as collateral, brokered deposits, and Busey’s borrowing capacity through its revolving credit facility, the FHLB, the Federal Reserve Bank, and federal funds purchased lines.
First Busey Corporation (BUSE) | 2025 Q4 — 22

First Busey Corporation
11440 Tomahawk Creek Parkway, Leawood, KS 66211
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